Investment Company Services Agreement

M3SIXTY MANAGER OF MANAGERS TRUST

This Agreement, dated as of ______, 2015, by and between M3Sixty Managers of Managers Trust (the “Fund”), on behalf of the series identified on Schedule C attached hereto, a Delaware statutory business trust operating as an open-end, investment management company registered under the Investment Company Act of 1940, as amended (the “Act”), duly organized and existing under the laws of the State of Delaware, and M3Sixty Administration, LLC  (the “Administrator”), a limited liability company duly organized under the laws of the State of Delaware (collectively, the “Parties”).

Witnesseth That:

Whereas, the Fund is authorized by its Agreement and Declaration of Trust and By-Laws to issue separate series of shares representing interests in separate investment portfolios which are identified on Schedule “C” attached hereto and which Schedule “C” may be amended from time to time by mutual agreement of the Fund and the Administrator; and

Whereas, the Parties desire to enter into an agreement whereby the Administrator will provide the services to the Fund as specified herein and set forth in particular in Schedule “A” which is attached hereto and made a part hereof.

Now Therefore, in consideration of the premises and mutual covenants contained herein, and in exchange of good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

General Provisions

Section 1.  Appointment.

The Fund hereby appoints the Administrator as servicing agent and the Administrator hereby accepts such appointment.  In order that the Administrator may perform its duties under the terms of this Agreement, the Board of Trustees of the Fund shall direct the officers, investment adviser, legal counsel, independent accountants and custodian of the Fund to cooperate fully with the Administrator and, upon request of the Administrator, to provide such information, documents and advice relating to the Fund which the Administrator requires to execute its responsibilities hereunder.  In connection with its duties, the Administrator shall be entitled to rely, and will be held harmless by the Fund when acting in reasonable reliance, upon any instruction, advice or document relating to the Fund as provided to the Administrator by any of the aforementioned persons on behalf of the Fund.  All fees charged by any such persons acting on behalf of the Fund would be deemed an expense of the Fund.

Any services performed by the Administrator under this Agreement will conform to the requirements of:

   (a) the provisions of the Act and the Securities Act of 1933, as amended, and any rules or regulations in force thereunder;

   (b) any other applicable provision of state and federal law;

   (c) the provisions of the Declaration of Trust and the By-Laws of the Fund as amended from time to time and delivered to the Administrator;

   (d) any policies and determinations of the Board of Trustees of the Fund which are communicated to the Administrator; and

   (e) the policies of the Fund as reflected in the Fund's registration statement as filed with the U.S. Securities and Exchange Commission.

Nothing in this Agreement will prevent the Administrator or any officer thereof from providing the same or comparable services for or with any other person, trust, firm or corporation.  While the services supplied to the Fund may be different than those supplied to other persons, trusts, firms or corporations, the Administrator will provide the Fund equitable treatment in supplying services.  The Fund recognizes that it will not receive preferential treatment from the Administrator as compared with the treatment provided to other the Administrator clients.

Section 2.  Duties and Obligations of the Administrator.

Subject to the provisions of this Agreement, the Administrator will provide to the Fund the specific services as set forth in Schedule “A” attached hereto.

Section 3.  Definitions.  For purposes of this Agreement:

“Certificate” will mean any notice, instruction, or other instrument in writing, authorized or required by this Agreement.  To be effective, such Certificate shall be given to and received by the custodian and shall be signed on behalf of the Fund by any two of its designated officers, and the term Certificate shall also include instructions communicated to the custodian by the Administrator.

“Custodian” will refer to that agent which provides safekeeping of the assets of the Fund.

“Instructions” will mean communications containing instructions transmitted by electronic or telecommunications media including, but not limited to, Industry Standardization for Institutional Trade Communications, computer-to-computer interface, dedicated transmission line, facsimile transmission (which may be signed by an officer or unsigned) and tested telex.

“Oral Instruction” will mean an authorization, instruction, approval, item or set of data, or information of any kind transmitted to the Administrator in person or by telephone, telegram, telecopy or other mechanical or documentary means lacking original signature, by a person or persons reasonably identified to the Administrator to be a person or persons so authorized by a resolution of the Board of Trustees of the Fund to give Oral Instructions to the Administrator on behalf of the Fund.

“Shareholders” will mean the registered owners of the shares of the Fund in accordance with the share registry records maintained by the Administrator for the Fund.

“Shares” will mean the issued and outstanding shares of the Fund.

“Signature Guarantee” will mean the guarantee of signatures by an “eligible guarantor institution” as defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Eligible guarantor institutions include banks, brokers, dealers, credit unions, and national securities exchanges, registered securities associations, clearing agencies and savings associations.  Broker-dealers guaranteeing signatures must be members of a clearing corporation or maintain net capital of at least $100,000.  Signature guarantees will be accepted from any eligible guarantor institution, which participates in a signature guarantee program.

“Written Instruction” will mean an authorization, instruction, approval, item or set of data or information of any kind transmitted to the Administrator in an original writing containing an original signature or a copy of such document transmitted by telecopy including transmission of such signature reasonably identified to the Administrator to be the signature of a person or persons so authorized by a resolution of the Board of Trustees of the Fund, or so identified by the Fund to give Written Instructions to the Administrator on behalf of the Fund.

Concerning Oral and Written Instructions   For all purposes under this Agreement, the Administrator is authorized to act upon receipt of the first of any Written or Oral Instruction it receives from the Fund or its agents.  In cases where the first instruction is an Oral Instruction that is not in the form of a document or written record, a confirmatory Written Instruction or Oral Instruction in the form of a document or written record shall be delivered promptly.  In cases where the Administrator receives an Instruction, whether Written or Oral, to enter a portfolio transaction onto the Fund’s records, the Fund shall cause the broker/dealer executing such transaction to send a written confirmation to the Custodian.

the Administrator shall be entitled to rely on the first Instruction received from the Fund or its authorized agents, whether Oral or otherwise.  For any act or omission undertaken by the Administrator in compliance therewith, it shall be free of liability and fully indemnified and held harmless by the Fund, provided however, that in the event any Instruction received by the Administrator is countermanded by a subsequent Written or Oral Instruction received prior to acting upon such countermanded Instruction, the Administrator shall act upon such subsequent Written or Oral Instruction.  The sole obligation of the Administrator with respect to any follow-up or confirmatory Written Instruction or Oral Instruction in documentary or written form shall be to make reasonable efforts to detect any discrepancy between the original Instruction and such follow-up or confirmatory Written or Oral Instruction, and to report such discrepancy to the Fund.   The Fund shall be responsible and bear the expense of its taking any action, including any reprocessing, necessary to correct any discrepancy or error.  To the extent such action requires the Administrator to act; the Fund shall give the Administrator specific Written Instruction as to the action required.

The Fund will file with the Administrator a certified copy of each resolution of the Fund’s Board of Trustees authorizing execution of Written Instructions or the transmittal of Oral Instructions as provided above.

Section 4.  Indemnification.

(a)        the Administrator, its officers, employees, shareholders, and agents will be liable for any loss   suffered by the Fund resulting from the willful misfeasance, bad faith, negligence or reckless disregard on the part of the Administrator in the performance of its obligations and duties under this Agreement.

(b)        Any director, officer, employee, shareholder or agent of the Administrator, who may be or become an officer, director, employee or agent of the Fund, will be deemed, when rendering services to the Fund, or acting on any business of the Fund (other than services or business in connection with the Administrator’s duties hereunder), to be rendering such services to or acting solely for the Fund and not as a director, officer, employee, shareholder or agent of, or under the control or direction of the Administrator even though such person may be receiving compensation from the Administrator.

(c)        The Fund agrees to indemnify and hold the Administrator harmless, together with its officers,

employees, shareholders and agents from and against any and all claims, demands, expenses and liabilities (whether with or without basis in fact or law) of any and every nature which the Administrator may sustain or incur or which may be asserted against the Administrator by any person by reason of, or as a result of:

   (i) any action taken or omitted to be taken by the Administrator except claims, demands, expenses and liabilities arising from willful misfeasance, bad faith, negligence or reckless disregard on the part of the Administrator in the performance of its obligations and duties under this Agreement; or

   (ii) any action taken or omitted to be taken by the Administrator in reliance upon any Certificate, instrument, order or stock certificate or other document reasonably believed by the Administrator to be genuine and signed, countersigned or executed by any duly authorized person, upon the Oral Instructions or Written Instructions of an authorized person of the Fund, or upon the written opinion of legal counsel for the Fund or the Administrator; or

   (iii) the offer or sale of shares of the Fund to any person, natural or otherwise, which is in violation of any state or federal law.

If a claim is made against the Administrator as to which the Administrator may seek indemnity under this Section, the Administrator will notify the Fund promptly after receipt of any written assertion of such claim threatening to institute an action or proceeding with respect thereto and will notify the Fund promptly of any action commenced against the Administrator within ten (10) days after the Administrator has been served with a summons or other legal process.  Failure to notify the Fund will not, however, relieve the Fund from any liability, which it may have on account of the indemnity under this Section so long as the Fund has not been prejudiced in any material respect by such failure.

The Fund and the Administrator will cooperate in the control of the defense of any action, suit or proceeding in which the Administrator is involved and for which indemnity is being provided by the Fund to the Administrator.  The Fund may negotiate the settlement of any action, suit or proceeding subject to the Administrator’s approval, which will not be unreasonably withheld.  the Administrator reserves the right, but not the obligation, to participate in the defense or settlement of a claim, action or proceeding with its own counsel.  Costs or expenses incurred by the Administrator in connection with, or as a result of such participation, will be borne solely by the Fund if:

   (i) the Administrator has received an opinion of counsel from counsel to the Fund stating that the use of counsel to the Fund by the Administrator would present an impermissible conflict of interest;

   (ii) the defendants in, or targets of, any such action or proceeding include both the Administrator and the Fund, and legal counsel to the Administrator has reasonably concluded that there are legal defenses available to it which are different from or additional to those available to the Fund or which may be adverse to or inconsistent with defenses available to the Fund (in which case the Fund will not have the right to direct the defense of such action on behalf of the Administrator); or

   (iii) the Fund authorizes the Administrator to employ separate counsel at the expense of the Fund.

   (d) The terms of this Section will survive the termination of this Agreement.

Section 5.  Representations and Warranties.

   (a) the Administrator represents and warrants that:

   (i) it is a limited liability company duly organized and existing and in good standing under the laws of  Delaware;

   (ii) it is empowered under applicable laws and by its Certificate of Organization and By-Laws to enter into and perform this Agreement;

   (iii) all requisite corporate proceedings have been taken to authorize the Administrator to enter into and perform this Agreement;

   (iv) it has and will continue to have access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

   (v) no legal or administrative proceedings have been instituted or threatened which would impair the Administrator’s ability to perform its duties and obligations under this Agreement;

   (vi) its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it;

   (vii) it is registered as a transfer agent under Section 17A(c) (2) of the Exchange Act;

   (viii) this Agreement has been duly authorized by the Administrator and, when executed and delivered, will constitute a valid, legal and binding obligation of the Administrator, enforceable in accordance with its terms.

   (b) The Fund represents and warrants that:

   (i) it is a statutory trust duly organized and existing and in good standing under the laws of the State of Delaware;

   (ii) it is empowered under applicable laws and by its Agreement and Declaration of Trust and By-Laws to enter into and perform this Agreement;

   (iii) all requisite proceedings have been taken to authorize the Fund to enter into and perform this Agreement;

   (iv) no legal or administrative proceedings have been instituted or threatened which would impair the Fund’s ability to perform its duties and obligations under this Agreement;

   (v) the Fund’s entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligations of the Fund, or any law or regulation applicable to either;

   (vi) the Shares are properly registered or otherwise authorized for issuance and sale;

   (vii) this Agreement has been duly authorized by the Fund and, when executed and delivered, will constitute a valid, legal and binding obligation of the Fund, enforceable in accordance with its terms.

   (c) Delivery of Documents

The Fund will furnish or cause to be furnished to the Administrator the following documents;

   (i) current Prospectus and Statement of Additional Information for each portfolio attached hereto as may be amended from time to time;

   (ii) most recent Annual Report;

   (iii) most recent Semi-Annual Report for registered investment companies on Form N-CSR;

   (iv) certified copies of resolutions of the Fund’s Board of Trustees authorizing the execution of Written Instructions or the transmittal of Oral Instructions and those persons authorized to give those Instructions.

   (d) Record Keeping and Other Information

the Administrator will create and maintain all records required of it pursuant to its duties hereunder and as set forth in Schedule “A” in accordance with all applicable laws, rules and regulations, including records required by Section 31(a) of the Act. All such records will be the property of the Fund and will be available during regular business hours for inspection, copying and use by the Fund.  Where applicable, such records will be maintained by the Administrator for the periods and in the places required by Rule 31a-2 under the Act.  Upon termination of this Agreement, the Administrator will deliver all such records to the Fund or such person as the Fund may designate.

In case of any request or demand for the inspection of the Share records of the Fund, the Administrator shall notify the Fund and secure instructions as to permitting or refusing such inspection.  the Administrator may, however, exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so.

Section 6.  Compensation.

The Fund agrees to pay the Administrator compensation for its services, and to reimburse it for expenses at the rates, times, manner and amounts as set forth in Schedule “B” attached hereto and incorporated herein by reference and as will be set forth in any amendments to such Schedule “B” agreed upon in writing by the Parties. Upon receipt and approval of an invoice therefor, the Administrator is authorized to collect such fees by debiting the Fund’s custody account. The Fund will approve or contest any invoice sent by the Administrator within five (5) days of receipt. Disputed amounts shall not be deducted from the Fund's custody account until the dispute is resolved. In addition, the Fund agrees to reimburse the Administrator for any reasonable and ordinary out-of-pocket expenses paid by the Administrator on behalf of the Fund within five (5) calendar days of the Fund’s receipt of an invoice therefor.

For the purpose of determining fees payable to the Administrator, the value of the Fund’s net assets will be computed at the times and in the manner specified in the Fund’s Prospectus and Statement of Additional Information then in effect.

During the term of this Agreement, should the Fund seek services or functions in addition to those outlined below or in Schedule “A” attached hereto, a written amendment to this Agreement specifying the additional services and corresponding compensation will be executed by the Parties.

In the event that the Fund is more than thirty (30) days delinquent in its payments of monthly billings in connection with this Agreement (with the exception of specific amounts, which may be contested in good faith by the Fund), this Agreement may be terminated upon thirty (30) days’ written notice to the Fund by the Administrator.  In the event of a dispute over a billing amount, the Fund must notify the Administrator in writing of the contested amounts within a reasonable time of receipt of a billing for such amounts.  Disputed amounts are not due and payable while they are being disputed.

Section 7.  Days of Operation.

Nothing contained in this Agreement is intended to or will require the Administrator, in any capacity hereunder, to perform any functions or duties on any day on which the New York Stock Exchange (“NYSE”) is closed.  Functions or duties normally scheduled to be performed on such days will be performed on and as of the next succeeding business day on which the NYSE is open.  Notwithstanding the foregoing, the Administrator will compute the net asset value of the Fund on each day required pursuant to Rule 22c-1 promulgated under the Act.

Section 8.  Acts of God, etc.

the Administrator will not be liable or responsible for delays or errors caused by acts of God or by reason of circumstances beyond its control including, acts of civil or military authority, national emergencies, labor difficulties, mechanical breakdown, insurrection, war, riots, or failure or unavailability of transportation, communication or power supply, fire, flood or other catastrophe.

In the event of equipment failures beyond the Administrator’s control, the Administrator will, at no additional expense to the Fund, take reasonable steps to minimize service interruptions but will have no liability with respect thereto.  The foregoing obligation will not extend to computer terminals located outside of premises maintained by the Administrator.  the Administrator has entered into and maintains in effect agreements making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment are available.

Section 9.  Inspection and Ownership of Records.

In the event of a request or demand for the inspection of the records of the Fund, the Administrator will use its best efforts to notify the Fund and to secure instructions as to permitting or refusing such inspection.  the Administrator may, however, make such records available for inspection to any person in any case where it is advised in writing by its counsel that it may be held liable for failure to do so after notice to the Fund.

the Administrator recognizes that the records it maintains for the Fund are the property of the Fund and will be surrendered to the Fund upon written notice to the Administrator as outlined under Section 10(c) below.  the Administrator agrees to maintain the records and all other information of the Fund in a confidential manner and will not use such information for any purpose other than the performance of the Administrator’s duties under this Agreement.

Section 10.  Duration and Termination.

(a)           The initial term of this Agreement will be for the period of two (2) years, commencing on the date hereinabove first written (the “Effective Date”) and will continue thereafter subject to termination by either Party as set forth in subsection (c) below.

(b)           The fee schedules set forth in Schedule “B” attached hereto will be fixed for the initial term commencing on the Effective Date of this Agreement and will continue thereafter subject to their review and any adjustment.

(c)           After the initial term of this Agreement, a Party may give written notice to the other (the day on which the notice is received by the Party against which the notice is made shall be the “Notice Date”) of a date on which this Agreement shall be terminated (“Termination Date”).  The Termination Date shall be set on a day not less than ninety (90) days after the Notice Date.  The period of time between the Notice Date and the Termination Date is hereby identified as the “Notice Period”.  Any time up to, but not later than fifteen (15) days prior to the Termination Date, the Fund will pay to the Administrator such compensation as may be due as of the Termination Date and will likewise reimburse the Administrator for any out-of-pocket expenses and disbursements reasonably incurred or expected to by incurred by the Administrator up to and including the Termination Date.

(d)           In connection with the termination of this Agreement, if a successor to any of the Administrator’s duties or responsibilities under this Agreement is designated by the Fund by written notice to the Administrator, the Administrator will promptly on the Termination Date, transfer to the successor all records which belong to the Fund and will provide appropriate, reasonable and professional cooperation in transferring such records to the named successor.  The Fund shall reimburse the Administrator for its reasonable out-of-pocket expenses incurred in connection with the transfer of such records in accordance with section 10(c) above.

(e)          Should the Fund desire to move any of the services outlined in this Agreement to a successor service provider prior to the Termination Date, the Administrator shall make a good faith effort to facilitate the conversion on such prior date, however, there can be no guarantee that the Administrator will be able to facilitate a conversion of services prior to the end of the Notice Period.  Should services be converted to a successor service provider prior to the end of the Notice Period, or if the Fund is liquidated or its assets merged or purchased or the like with another entity, payment of fees to the Administrator shall be accelerated to a date prior to the conversion or termination of services and calculated as if the services had remained at the Administrator until the expiration of the Notice Period and shall be calculated at the asset levels on the Notice Date.

(f)           Notwithstanding any other provisions of Paragraph 10, and after the passage of two (2) years from the effective date of this Agreement; in the event the Fund deregisters as an Investment Company with the United States Securities and Exchange Commission (“SEC”), this Agreement may be terminated by the Fund upon ninety (90) days written notice to the Administrator. The Termination Date shall be ninety (90) days after the receipt of such notice by the Administrator. Any time up to, but not later than fifteen (15) days prior to the Termination Date, the Fund will pay to the Administrator such compensation as may be due as of the Termination Date and will likewise reimburse the Administrator for any out- of- pocket expenses and disbursements reasonably incurred or expected to be incurred by the Administrator up to and including the Termination Date.

(g)           Notwithstanding the foregoing, this Agreement may be terminated at any time by either Party in the event of a material breach by the other Party involving gross negligence, willful misfeasance, bad faith or a reckless disregard of its obligations and duties under this Agreement provided that such breach shall have remained unremedied for sixty (60) days or more after receipt of written specification thereof.

Section 11.  Rights of Ownership.

All computer programs and procedures developed to perform services required to be provided by the Administrator under this Agreement are the property of the Administrator.  All records and other data except such computer programs and procedures are the exclusive property of the Fund and all such other records and data will be furnished to the Fund in appropriate form as soon as practicable after termination of this Agreement for any reason.

Section 12.  Amendments to Documents.

The Fund will furnish the Administrator written copies of any amendments to, or changes in, the Agreement and Declaration of Trust, By-Laws, Prospectus or Statement of Additional Information in a reasonable time prior to such amendments or changes becoming effective.  In addition, the Fund agrees that no amendments will be made to the Prospectus or Statement of Additional Information of the Fund which might have the effect of changing the procedures employed by the Administrator in providing the services agreed to hereunder or which amendment might affect the duties of the Administrator hereunder unless the Fund first obtains the Administrator’s approval of such amendments or changes.

Section 13.  Confidentiality.

Both Parties hereto agree that any non-public information obtained hereunder concerning the other Party is confidential and may not be disclosed to any other person without the consent of the other Party, except as may be required by applicable law or at the request of the U.S. Securities and Exchange Commission or other governmental agency. the Administrator agrees that it will not use any non-public information for any purpose other than performance of its duties or obligations hereunder.  The obligations of the Parties under this Section will survive the termination of this Agreement.  The Parties further agree that a breach of this Section would irreparably damage the other Party and accordingly agree that each of them is entitled, without bond or other security, to an injunction or injunctions to prevent breaches of this provision.

Section 14.  Notices.

Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement will be in writing and will be delivered in person or sent by first class mail, postage prepaid or by prepaid overnight delivery service to the respective parties as follows:

If to the Fund:	If to the Administrator:

M3Sixty Manager of Managers Trust	M3Sixty Administration, LLC
4520 Main Street, Suite 1425	4520 Main Street, Suite 1425
Kansas City, Missouri 64111	Kansas City, Missouri 64111
Attention: Randall K. Linscott,	Attention: Randall K. Linscott
Trustee	President

Section 15.  Amendment.

No provision of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by the Parties.  This Agreement may be amended from time to time by supplemental agreement executed by the Parties and the compensation stated in Schedule “B” attached hereto may be adjusted accordingly as mutually agreed upon.

Section 16.  Authorization.

The Parties represent and warrant to each other that the execution and delivery of this Agreement by the undersigned officer of each Party has been duly and validly authorized; and when duly executed, this Agreement will constitute a valid and legally binding enforceable obligation of each Party.

Section 17.  Counterparts.

This Agreement may be executed in two or more counterparts, each of which when so executed will be deemed to be an original, but such counterparts will together constitute but one and the same instrument.

Section 18.  Assignment.

This Agreement will extend to and be binding upon the Parties hereto and their respective successors and assigns; provided, however, that this Agreement will not be assignable by the Fund without the written consent of the Administrator or by the Administrator without the written consent of the Fund which consent must be authorized or approved by a resolution by its respective Boards of Trustees prior to such assignment.

Section 19.  Governing Law.

The laws of the State of Delaware will govern this Agreement and the exclusive venue of any action arising under this Agreement will be Dover, Delaware.

Section 20.  Severability.

If any part, term or provision of this Agreement is held by any court to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions will be considered severable and not be affected and the rights and obligations of the parties will be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid, provided that the basic agreement is not thereby materially impaired.

Section 21.  Limitation of Liability of the Trustees and Shareholders

It is expressly agreed that the obligations of the Fund hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the fund personally, but shall bind only the trust property of the Fund as provided in the Fund’s Agreement and Declaration of Trust.  The execution and delivery of this Agreement have been authorized by the Trustees and this Agreement has been signed and delivered by an authorized officer of the Fund, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, bust shall bind only the trust property of the Fund as provided in the Fund’s Agreement and Declaration of Trust.

Section 22.  Anti-Money Laundering

Each of the Administrator and the Fund acknowledge that it is a financial institution subject to the USA Patriot Act of 2001 (the “AML Act”), which requires among other things, that financial institutions adopt compliance programs to guard against money laundering.  Each represents and warrants to the other that it is in compliance with and will continue to comply with the AML Act and applicable regulations in all relevant respects.  In that connection, the parties further agree as follows:

(a)          the Administrator shall include specific contractual provisions regarding anti-money laundering compliance obligations in all future agreements entered into by the Administrator with any financial intermediary that would be authorized to effect transactions in shares of the Fund.

(b)           Each of the Administrator and the Fund agrees that it will take such further steps, and cooperate with the others as may be reasonably necessary, to facilitate compliance with the AML Act, including but not limited to the provision of copies of its written procedures, policies and controls related thereto (“AML Operations”).  the Administrator undertakes that it will grant to the Fund, the Fund’s anti-money laundering compliance officer and regulatory agencies, reasonable access to copies of the Administrator’s AML Operations, books and records pertaining to the Fund only.

Section 23.  Entire Agreement

This Agreement (including the Exhibits attached hereto) contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements and understandings with respect thereto.

In Witness Whereof, the Parties hereto have caused this Agreement to be signed by their duly authorized officers as of the day and year first above written.

M3Sixty Manager of Managers Trust		M3Sixty Administration, LLC

By:		By:
	Randall K. Linscott		Randall K. Linscott
	Trustee		President

SCHEDULE A

Accounting Services Provided by the Administrator

•	Journalize each Portfolio's investment, capital share and income and expense activities.

•	Post and verify investment buy/sell trade tickets when received from the advisor or portfolio manager.

•	Maintain individual ledgers for investment securities.

•	Maintain historical tax lots for each security.

•	Reconcile cash and investment balances of each Portfolio with the custodian, and provide the advisor with the beginning cash balance available for investment purposes.

•	Update the cash availability throughout the day as required by the advisor.

•	Post to and prepare each Portfolio's Statement of Assets and Liabilities and Statement of Operations.

•	Calculate expenses payable pursuant to the Fund's various contractual obligations.

•	Control all disbursements from the Fund on behalf of each Portfolio and authorize such disbursements upon instructions of the Fund.

•	Calculate capital gains and losses.

•	Determine each Portfolio's net income.

•
At the Portfolio's expense, obtain security market prices or if such market prices are not readily available, then obtain such prices from services approved by the advisor, and in either case calculate the market or fair value of each Portfolio's investments.

•	Where applicable, calculate the amortized cost value of debt instruments.

•	Transmit or mail a copy of the portfolio valuations to the advisor.

•
Compute the net asset value of each Portfolio on a daily basis each day or partial day that the New York Stock Exchange is open for business o as otherwise required under the Fund’s prospectus or the 1940 Act.

•	Report applicable net asset value and performance data to performance tracking organizations.

•	Compute each Portfolio's yields, total returns, expense ratios and portfolio turnover rate.

•	Prepare and monitor the expense accruals and notify Fund management of any proposed adjustments.

•	Prepare monthly security transactions listings.

•	Prepare monthly broker security transactions summaries.

•	Supply various Fund and Portfolio statistical data to the Fund and its investment adviser as requested on an ongoing basis.

•	Assist in the preparation of support schedules necessary for completion of Federal and state tax returns.

•	Assist in the preparation and filing of the Fund's annual, semiannual or quarterly reports with the SEC on Form N-SAR, N-CSR and form N-Q.

•	Assist in the preparation and filing of the Fund's annual and semiannual reports to shareholders and proxy statements.

•	Assist with the preparation of amendments to the Fund's Registration Statements on From N-1A and other filings relating to the registration of shares.

•	Monitor each Portfolio's status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended from time to time (“Code”).

•
Determine the amount of dividends and other distributions payable to shareholders as necessary to, among other things; maintain the qualification as a regulated investment company of each Portfolio of the Fund under the Code.

•	Provide other accounting services as may be agreed upon from time to time in writing by the Fund and the Administrator.

Administrative Services Provided by the Administrator

•	Provide overall day-to-day Fund administrative management, including coordination of investment advisor, custodian, transfer agency, distribution and pricing and accounting services.

•	Assist in the preparation of filing of all Federal and State reports including:

•	Fund's post-effective amendments under the Securities Act of 1933 and the Investment Company Act of 1940.

•	Form N-SAR - Semi-Annual Report for Registered Investment Companies.

•	Form N-CSR – Certified Shareholder Report.

•	Form N-Q – Quarterly Schedule of Portfolio Holdings

•	Rule 17g-1 filing with the SEC regarding Fidelity Bond coverage.

•	Form 24F-2 - Annual notice of securities sold pursuant to Rule 24f-2.

•	Form N-PX – Proxy Voting Report.

•	Ongoing monitoring of State Blue Sky registrations and filings with applicable states.

•
Prepare and file such reports, applications and documents as may be necessary or desirable to register the Fund's shares with the Federal and state securities authorities, and monitor the sale of Fund shares for compliance with Federal and state securities laws.

•
Prepare and file reports to shareholders, including the annual and semi-annual report to shareholders; and coordinate mailing Prospectuses, notices, proxy statements, proxies and other reports to shareholders.

•	Assist with layout and printing of shareholder communications, including Prospectuses and reports to shareholders.

•	Administer contracts on behalf of the Fund with, among others, the Fund's investment advisor, custodian, transfer agent/shareholder servicing agent, distributor, and accounting services agent.

•	Assist fund’s legal counsel in the preparation for trustees/management meetings including, coordinating the agenda, distribution of minutes, attendance records and minute books.

•	Coordinate shareholder meetings, including assisting Fund counsel in preparation of proxy materials, preparation of minutes and tabulation of results.

•	Monitor and pay Fund bills, maintain Fund budget and report budget expenses and variances to Fund management.

•
Monitor the Fund's compliance with the investment restrictions and limitations imposed by the 1940 Act and state Blue Sky laws and applicable regulations thereunder, the fundamental and non-fundamental investment policies and limitations set forth in the Fund's Prospectuses and Statement of Additional Information, and the investment restrictions and limitations necessary for each Portfolio of the Fund to qualify as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended, or any successor statute.

•	Prepare and distribute to appropriate parties notices announcing dividends and other distributions to shareholders.

•	Provide other administrative services as may be agreed from time to time in writing by the Fund or Administrator.

Compliance Services Provided by the Administrator

Provide compliance services to the Fund, including:

•	The provision of one of the Administrator’s employees (initially Robert S. Driessen) to serve as the Chief Compliance Officer of the Fund (“CCO”).

•	If approved by the Fund’s Board of Trustees, such employee will serve as CCO for the Fund without any compensation other than compensation paid by the Administrator.

•	The CCO shall perform all duties and accept all responsibilities in the performance of duties for the fund required under rule 38a-1.

Transfer Agent, Shareholder Servicing Agent and Dividend Disbursing Agent Services provided by the Administrator

•	Examine and process new accounts, subsequent payments, liquidations, exchanges, transfers, telephone transactions, check redemptions automatic withdrawals, and wire order trades.

•	Reinvest or pay dividends and make other distributions.

•	Answer investor and dealer telephone and/or written inquiries, except as otherwise agreed by the Transfer Agent and the Fund.

•	Process and confirm address changes.

•	Process standard account record changes as required, i.e. Dividend Codes, etc.

•	Microfilm and/or store source documents for transactions, such as account applications and correspondence.

•	Perform backup withholding for those accounts in accordance with Federal regulations.

•	Solicit missing taxpayer identification numbers.

•	Provide remote access inquiry to Fund records via Fund supplied hardware (fund responsible for connection line and monthly fee).

•	Maintain the following shareholder information in such a manner as the Transfer Agent shall determine:

   · Name and address, including zip code.

   · Balance of Shares.

   · Number of Shares, issuance date of each share outstanding and cancellation date of each share no longer outstanding, if issued.

   · Balance of dollars available for redemption.

   · Dividend code (daily accrual, monthly reinvest, monthly cash or quarterly cash).

   · Type of account code.

   · Establishment date indicating the date an account was opened, carrying forward pre-conversion data as available.

   · Original establishment date for accounts opened by exchange.

   · W-9 withholding status and periodic reporting.

   · State of residence code.

   · Social security or taxpayer identification number, and indication of certification.

   · Historical transactions on the account for the most recent 18 months, or other period as mutually agreed to from time to time.

   · Indication as to whether phone transaction can be accepted for this account. Beneficial owner code, i.e. male, female, joint tenant, etc.

•	Provide the following reports and statements:

   · Prepare daily journals for Fund reflecting all shares and dollar activity for the previous day.

   · Supply information monthly for Fund's preparation of Blue Sky reporting.

   · Supply monthly purchase, redemption and liquidation information for use in Fund's N-SAR report.

   · Provide monthly average daily balance reports for the Fund.

   · Prepare and mail copies of summary statements to dealers and investment advisors.

   · Mail transaction confirmation statements daily to investors.

   · Address and mail four periodic financial reports (material must be adaptable to Transfer Agent's mechanical equipment as reasonably specified by the Transfer Agent).

   · Mail periodic statement to investors.

   · Compute, prepare and furnish all necessary reports to governmental authorities: Forms 1099R, 1099DIV, 1099B, 1042 and 1042S.

   · Enclose various marketing material as designated by the Fund in statement mailings, i.e. monthly and quarterly statements (material must be adaptable to mechanical equipment as reasonably specified by the Transfer Agent).

•	Prepare and mail confirmation statements to dealers daily.

•	Prepare certified list of stockholders for proxy mailing.

•	Ensure compliance with USA Patriot Act and Privacy Regulations

•	On going monitoring of Lost Shareholders and RPO tracking

SCHEDULE B

Compensation Schedule for Services Provided by the Administrator to the All Cap Value Fund (the “Portfolio”)

With respect to the Portfolio, the Administrator is paid as described below:

Fund Accounting $_,000 annually, plus $_,_00 for the second and each additional share class

Fund Administration $_,000 annually, plus $_,_00 for the second and each additional share class

Transfer Agency $_,000 annually, plus $_,_00 for the second and each additional share class

Fund Asset Based Fees (annualized):
0.__% on daily net assets between $0 and $___ million;
0.__% on the next $___ million of daily net assets;
0.__% on the next $___ million of daily net assets; and
0.___% in excess of $___ million of daily net assets

If the above fees, in the aggregate, are not at least $__,000 on an annual basis, a minimum fee of $__,000 per year will apply.

The Administrator shall also be reimbursed for out of pocket expenses, which may include, without limitation:

Wire fees, bank service charges, printing, copying, postage, courier, account statement/confirmations (including programming costs for specialized statements and/or confirmation) Fund/SERV fee, price quotation service, record retention fees, blue sky registration filing fees, shareholder web access fees, registration fees, travel and other standard miscellaneous items, subject to a schedule of such charges agreed to by the parties.

SCHEDULE C

Portfolios covered by this Agreement:

All Cap Value Fund